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                                                                RULE 424 (B)(3)
                                                          SEC FILE NO. 33-84974

                    STICKER SUPPLEMENT DATED APRIL 28, 1997
                     TO PROSPECTUS DATED JULY 10, 1995 OF
                      EQUITY RESIDENTIAL PROPERTIES TRUST

  This Prospectus relates to (i) the possible issuance by Equity Residential Properties Trust (the "Company") of up to 8,141,580 common shares (the "Exchange Shares") of beneficial interest, $.01 par value per share ("Common Shares"), of the Company if, and to the extent that the Company elects to issue such Exchange Shares to holders of up to 8,141,580 units ("Original OP Units") of limited partnership interest ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, upon the tender of such Original OP Units for exchange; (ii) the offer and sale from time to time of up to 1,213,000 Common Shares (the "Original Shares") by the holders thereof;
(iii) the offer and sale from time to time of up to 119,000 Common Shares by certain officers (or affiliates thereof) of the Company (the "Officer Shares"); and (iv) the offer and sale from time to time of any Exchange Shares that may be issued to and held by persons who may be affiliates of the Company or their pledgees, donees, transferees or other successors in interest (such persons, together with the holders of the Original Shares and the Officer Shares, shall hereinafter be referred to as the "Selling Shareholders"). The Original Shares and the Original OP Units were issued in connection with the Initial Transactions (as described below). The Company has registered the Exchange Shares, the Original Shares and the Officer Shares (collectively, the "Registered Shares") to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but the registration of the Registered Shares does not necessarily mean that any of the Registered Shares will be issued by the Company (with respect to the Exchange Shares) or be offered or sold by the Selling Shareholders.